EXHIBIT 23.1
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                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Canandaigua Brands, Inc.:


We consent to the incorporation by reference in the registration statements (Nos. 33-26694 and 33-56557) on Form S-8 and (Nos. 333-40571 and 333-67037) on
Form S-3 of Canandaigua Brands, Inc. of our report dated June 24, 1999, with respect to the statement of assets and liabilities related to the product lines sold to Canandaigua Brands, Inc. as of April 9, 1999 and the related statement of identified income and expenses for the year ended December 31, 1998, which report appears in the Form 8-K/A of Canandaigua Brands, Inc. dated April 9, 1999.


/s/ KPMG LLP

Stamford, Connecticut
June 25, 1999